EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 23rd day of August, 2012 (the “Effective Date”), by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Ronald Provenzano (“Executive”).

1. Employment: Position and Duties. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions of this Agreement. Executive shall be employed by the Company as the General Counsel of the Company. Executive will report directly to the Chief Executive Officer of the Company. In this capacity, Executive agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Executive’s duties shall include all those duties customarily performed by a General Counsel of a company similar to Company, as well as those additional duties that may be reasonably assigned by the Chief Executive Officer or the Board of Directors. Executive shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook.

2. Term of Employment. Executive’s start date with the Company shall be September 4, 2012. This Agreement may be terminated by Executive or the Company’s Chief Executive Officer or Board of Directors, at any time, with or without Cause (as defined below). Upon the termination of Executive’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 4, 5, 6, 7, 8, 9, 15 and 16, and 17 of this Agreement.

3. Compensation. Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. During the first four months of Executive’s employment with the Company, Executive shall be paid a base salary (“Base Salary”) of $20,833 per month (or $250,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Effective January 1, 2013, Executive’s Base Salary will be increased to $25,000 per month (or $300,000 on an annualized basis). Thereafter, starting in 2014, during the Company’s annual review process (to take place in the first quarter of the applicable calendar year), Executive’s Base Salary shall be reviewed on an annual basis for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Executive’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Executive shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Executive shall be entitled to the benefits afforded to other members of the senior executive team under the Company’s holiday and business expense reimbursement policies. Executive shall receive 4 weeks of vacation per year pursuant to the Company’s vacation policies. In addition, Company shall reimburse Executive for the full amount of his insurance costs should he elect to participate in the Company’s health insurance programs.

(c) Bonuses. Starting for the 2012 fiscal year, in addition to the Base Salary, Executive shall be eligible to receive bonus at a target of not less than fifty percent (50%) of his Base Salary. The Company will set Executive’s performance goals and bonus criteria at the beginning of each year, and the Performance Bonuses shall have a target payment date within 2-1/2 months following the end of the applicable fiscal year of the Company, but in no event shall the Performance Bonus be paid later than 4 months from the end of the fiscal year on which the Performance Bonus is based. The Performance Bonus is intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d) Equity Grant. On or about Executive’s first day of Employment, Executive will receive stock based compensation under and pursuant to the Company Stock Incentive Plan (50% stock options/50% restricted shares) equivalent to $750,000 in value, vesting ratably over a five year period on the anniversary date of the grant (i.e. $150,000 per year in value).

(e) Expenses. In addition to reimbursement for business expenses incurred by Executive in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Executive for the full amount of his insurance costs should he elect to participate in the Company’s health insurance program(s).

4. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Executive’s employment by the Company for Cause (as defined below), the termination of Executive’s employment by reason of his death or disability, or the termination of Executive’s employment by Executive for any reason other than Good Reason (as defined below), Executive shall be entitled to no further compensation or benefits from the Company following the date of termination, except the Accrued Obligations, which Accrued Obligations shall be paid to the Executive within thirty (30) days following the date of termination.

For purposes of this Agreement, the Executive’s “Accrued Obligations” include, to the extent not theretofore paid:

(i) the Executive’s Base Salary earned through the date of termination;

(ii) the Executive’s Benefits, vested or earned through the date of termination;

(iii) the Executive’s Performance Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs if such award has been earned but has not been paid as of the date of termination;

(iv) the Executive’s vested restricted stock, stock options or other long-term or equity-based incentive compensation; and

(v) the Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by the Executive prior to the date of termination in accordance with the applicable Company policy.

For purposes of this Agreement, a termination for “Cause” occurs if Executive’s employment is terminated by the Company for any of the following reasons:

(A) theft, dishonesty, or falsification of any employment or Company records by Executive;

(B) the determination by the Board that Executive has committed an act or acts constituting a felony or any act involving moral turpitude;

(C) the determination by the Board that Executive has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(D) the continuing material breach by Executive of any provision of this Agreement after receipt of written notice of such breach from the Board and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if Executive terminates his employment for any of the following reasons:

(1) the Company materially reduces Executive’s duties or authority below, or assigns
Executive duties that are materially inconsistent with, the duties and authority contemplated by Section 1 of this Agreement;

(2) the Company requires Executive to relocate his office more than 100 miles from the current office of the Company without his consent; or

(3) the Company has breached any provision of this Agreement, including but not limited to, the provisions relating to the payment or providing of compensation and Benefits in accordance with Section 3 above, and such breach continues for more than thirty (30) days after notice from Executive to the Company specifying the action which constitutes the breach and demanding its discontinuance;

(b) Termination Without Cause or Termination for Good Reason. Each of the Company and Executive is free to terminate this Agreement, and Executive’s employment with the Company, at any time, for any reason, in its or Executive’s absolute sole discretion. If Executive’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Executive’s employment is terminated by Executive for Good Reason, Executive shall only be entitled to:

(i) receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Executive’s employment;

(ii) immediate vesting of (A) restricted stock granted on or about the Effective Date, and (B) stock options granted on or about the Effective Date, in each case as if Executive’s employment had continued for a period of twenty-four (24) months following the termination of Executive’s employment.

(iii) the Accrued Obligations.

Notwithstanding anything to the contrary herein, no payments shall be paid under this Section 4(b)(i) or (ii) unless and until Executive shall have executed a general release and waiver of claims against the Company, acknowledging Executive’s obligations under Section 7 below, and in a form prescribed by the Company; provided that, such release shall not require the Executive to release any rights to Accrued Obligations, rights under the Indemnification Provisions (as defined below), or under this Agreement, and the execution of such general release and waiver shall be a condition to Executive’s rights under Section 4(b)(i) or (ii). In addition, if Section 409A of the Code requires that a payment hereunder may not commence for a period of six (6) months following termination of employment, then such payments shall be withheld by the Company and paid as soon as permissible, along with such other monthly payments then due and payable.

5. Employee Inventions and Proprietary Rights Assignment Agreement. Executive agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Executive and attached hereto as Exhibit A.

6. Covenants Not to Compete or Solicit. During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of the Company or solicit the business of any customer or potential customer of the Company, whether or not Executive had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of the Company or any subsidiary of the Company to terminate his or his employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 7 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 7 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

7. Equitable Remedies. Executive acknowledges and agrees that the agreements and covenants set forth in Sections 6 and 7 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of any actual or threatened breach by Executive of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

9. Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

11. Entire Agreement. This Agreement, including its attached Exhibit A, constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment.

12. No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

13. Validity. Except as otherwise provided in Section 7, above, if anyone or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

14. Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

15. Code Section 409. This Agreement is intended to comply with Section 409A of the Code, and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in kind distributions, and shall be administratively administered accordingly. The Executive hereby agrees that the Company may, without further consent from the Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties on the Executive pursuant to Section 409A of the Code. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A of the Code. In the case of any reimbursement payment which is required to be made promptly under this Agreement, such payment will be made in all instances no later than December 31,of the Calendar year following the Calendar year in which the obligation to make such reimbursement arises. Notwithstanding the foregoing, if any payments or benefits under this Agreement become subject to Section 409A of the Code, then for the purpose of complying therewith, to the extent such payments or benefits do not satisfy the separation pay exemption described in Treasury Regulation § 1.409A-1(b)(9)(iii) or any other exemption available under Section 409A of the Code (the “Non-Exempt Payments”), if the Executive is a specified employee as described in Treasury Regulation § 1.409A-1(i) on the Date of Termination, any amount of such Non-Exempt Payments which would be paid prior to the six-month anniversary of the Date of Termination shall instead be accumulated and paid to the Executive in a lump sum payment within five (5) business days after such six month anniversary.

16. Adjustments Due to Excise Tax.

(a) If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments. In the event Payments are required to be reduced pursuant to this Section 17(a), the Executive shall designate the order in which such amounts or benefits shall be reduced in a manner consistent with Code Section 409A.

(b) The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 17, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 17, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 17. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

17. Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the state or jurisdiction of the Company, as applicable, organization in effect from time to time, and subject to the conditions thereof, the Company shall:

(a) indemnify the Executive against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates provided, however, that the Executive shall have acted in good faith and in a manner that the Executive reasonably believed to be in the best interests of the Company and

(b) pay for or reimburse the reasonable expenses upon submission of appropriate documentation incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer or director of or service provider to the Company, the Partnership, the Parent or any of their respective affiliates, including an advancement of such expenses to the extent permitted by applicable law, subject to the Executive’s execution of any legally required repayment undertaking.

The preceding indemnification right shall be in addition to, and not in lieu of, any rights to indemnification to which the Executive may be entitled pursuant to the documents under which the Company is organized as in effect from time to time and shall not apply with respect to any action or failure to act by the Executive which constitutes willful misconduct or bad faith on the part of the Executive. The indemnification rights of the Executive in this Section 18 are referred to below as the “Indemnification Provisions.” The rights of the Executive under the Indemnification Provisions shall survive the cessation of the Executive’s employment with the Company. The Company shall also maintain a directors' and officers' liability insurance policy, or an equivalent errors and omissions liability insurance policy, covering the Executive with reasonable scope, exclusions, amounts and deductibles based on the Executive’s positions with the Company.

Notwithstanding the foregoing, the Company shall have no obligation to indemnify, defend or hold harmless the Executive from and against any liabilities and expenses, or to pay for, or reimburse the Executive for, any expenses arising from or relating to (a) the Executive’s gross negligence or intentional or willful misconduct, or (b) actions or claims which are initiated by the Executive unless such action was approved in advance by the Board.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 23rd day of August, 2012.

INNERWORKINGS, INC.,

a Delaware corporation
___/s/ Ron Provenzano________________________
Ronald Provenzano
By: _/s/ Joseph Busky ________________
Its: ____CFO _______________________

EXHIBIT TO EMPLOYMENT AGREEMENT

Exhibit A—Employee Inventions and Proprietary Rights Assignment Agreement